SCHEDULE 14A
                             (Rule 14a-101)
                 INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION
       Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant (x)
Filed by a Party other than the Registrant (  )
Check the appropriate box:
(  ) Preliminary proxy statement
(x ) Definitive proxy statement
(  ) Definitive additional materials
(  ) Soliciting Material Pursuant to Rule 14a-11(c) or
     Rule 14a-12


           HASBRO, INC.
_______________________________________________________________
     (Name of Registrant as Specified in Its Charter)

           HASBRO, INC.
_______________________________________________________________
     (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
   (x)  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
        or 14a-6(j)(2).
   ( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
   ( )  Fee computed on table below per Exchange Act Rules 14a-6
        (i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

_________________________________________________________________

        2) Aggregate number of securities to which transactions applies:

_________________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

_________________________________________________________________

        4) Proposed maximum aggregate value of transaction:

_________________________________________________________________

(x) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

$375.
_________________________________________________________________


(2)  Form, Schedule or Registration Statement no.:

Annual Report on Form 10-K for fiscal year ended
December 26, 1993
_________________________________________________________________

(3) Filing Party:

Hasbro, Inc.
_________________________________________________________________

(4) Date filed:

March 28, 1994
_________________________________________________________________

                              HASBRO, INC.
                           1027 Newport Avenue
                      Pawtucket, Rhode Island 02862


                     Annual Meeting of Shareholders
                              May 11, 1994




          Notice is hereby given that the Annual Meeting of Shareholders of Hasbro, Inc. (the "Company") will be held at 10:00 o'clock A.M. on May 11, 1994 at the New York showroom of the Company, 32 West 23rd Street, New York, New York, for the following purposes:

               1. To elect five directors of the Company, all of whom are proposed to be elected to a term expiring in 1997;

               2. To consider and vote upon a proposed Stock Option Plan for Non-employee Directors of the Company, described and set forth in full in the accompanying Proxy Statement and Appendix A thereto, which Plan has been adopted by the Board of Directors, subject to shareholder approval;

               3.  To consider and vote upon a proposed Senior
Management Annual Performance Plan for the Company, described and set forth in full in the accompanying Proxy Statement and Appendix B thereto, which Plan has been adopted by the Compensation and Stock Option Committee of the Board of
Directors, subject to shareholder approval;

               4.  To ratify the selection by the Board of
Directors of KPMG Peat Marwick as independent certified public accountants for the Company for the fiscal year ending December
25, 1994; and

               5.  To transact such other business as may
properly come before the meeting.

          Only holders of record of the Common Stock (the "Share-holders") at the close of business on March 18, 1994 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. Such Shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed.

          The Board of Directors recommends that Shareholders vote FOR the election of the five directors nominated in the accompanying Proxy Statement, the approval of the proposed Plans and the ratification of the selection of KPMG Peat Marwick as the Company's independent certified public accountants for the fiscal year ending December 25, 1994. Shareholders are urged to attend the meeting in person. If you are not able to do so and wish that your stock be voted, you are requested to complete, sign, date and return the accompanying Proxy in the enclosed envelope. No postage is required if mailed in the United States.

                              By Order of the Board of Directors


                                       Donald M. Robbins
                                          Secretary
Dated:  April 4, 1994

                              HASBRO, INC.
                           1027 Newport Avenue
                      Pawtucket, Rhode Island 02862

                                  Mailing Date:  April 4, 1994

                            ----------------

                             PROXY STATEMENT

                     Annual Meeting of Shareholders

                            ----------------
          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Hasbro, Inc. (the "Company") of Proxies to be used at the Annual Meeting of Shareholders of the Company, to be held at 10:00 A.M. on May 11, 1994, at the New York showroom of the Company, 32 West 23rd Street, New York, New York, and at any adjournments thereof. If Proxies in the accompanying form are properly executed and returned, the shares of the Company's common stock, par value $.50 per share (the "Common Stock"), represented thereby will be voted as instructed on the Proxy. If no instructions are given, such shares will be voted for the election of the five directors nominated below, in favor of the proposed Plans described herein and set forth in full in the Appendices hereto and in favor of the ratification of the selection of KPMG Peat Marwick as independent certified public accountants for the Company for the fiscal year ending December 25, 1994.


                                 VOTING

          Holders of record (the "Shareholders") of the Common Stock on March 18, 1994 are entitled to vote at the Annual Meeting or any adjournments thereof. As of that date there were 87,977,666 shares of Common Stock outstanding and entitled to vote and a majority of the outstanding shares will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of directors. Any Proxy may be revoked by a Shareholder prior to its exercise upon written notice to the Secretary of the Company, by submission of a duly executed Proxy bearing a later date or by the vote of a Shareholder cast in person at the meeting.

                          ELECTION OF DIRECTORS

                               (Proposal No. 1)

          Five directors are to be elected at the Annual Meeting, all of whom are proposed to be elected to a term expiring in 1997. The Board has unanimously recommended as nominees for election as directors the first five persons named in the table
below.   All of the nominees are currently directors of the
Company. The Board is divided into three classes. The terms of the nine remaining directors expire in 1995 and 1996. Unless otherwise specified in the accompanying Proxy, the shares voted pursuant thereto will be cast for the persons named below as nominees for election as directors. If, for any reason, any of the nominees named below should be unable to serve as a director, it is intended that such Proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee named below will be unable to serve as a director.

          The following table sets forth as to each nominee and as to each incumbent director whose term of office extends to 1995 and 1996 and who is, therefore, not a nominee for election as a director at this Annual Meeting: (i) his or her age;
(ii) all positions and offices with the Company; (iii) principal occupation or employment during the past five years; (iv) other directorships of publicly held companies or investment companies; and (v) period of service as a director of the Company. Except as otherwise indicated, each person has had the same principal occupation or employment during the past five years.


                                                                          Has Been
                                            Positions with Company,           A
                                            Principal Occupation and      Director  Term
    Name                     Age           Other Directorships             Since  Expires

Nominees for Term Expiring in 1997


Alan G. Hassenfeld            45      Chairman of the Board, President 1978    *

                                      and Chief Executive Officer since
                                      1989. Prior thereto, President
                                      and Chief Operating Officer.

George R. Ditomassi, Jr.      59      Chief Operating Officer, Games   1992    *
                                      and International since 1990.
                                      Prior thereto, Group Vice
                                      President and President,
                                      Milton Bradley Company
                                      ("Milton Bradley").

Harold P. Gordon              56      Partner, Stikeman, Elliott (law  1988    *
                                      firm). Director, Alliance
                                      Communications Corporation,
                                      Fonorola Inc., G.T.C.
                                      Transcontinental Group Ltd.,
                                      and Marleau, Lemire Inc.

Alex Grass                    66      Chairman of the Board and Chief  1981    *
                                      Executive Officer, Rite Aid
                                      Corporation (drug store chain).
                                      Chairman of the Board, SuperRite
                                      Foods, Inc.

Preston Robert Tisch          68      President, Co-Chief Executive    1988    *
                                      Officer and Director of Loews
                                      Corporation. Director, Bulova
                                      Watch Company, Inc., CBS Inc.,
                                      CNA Financial Corporation and
                                      Rite Aid Corporation.


Directors whose Terms Expire in 1995 and 1996

Barry J. Alperin              53      Vice Chairman since 1990.        1988    1995
                                      Prior thereto, Co-Chief Operating
                                      Officer from 1989 to 1990. Prior
                                      thereto, Executive Vice President.
                                      Director, Seaman's Furniture Company.

- ----------------------------
* Nominee



                                      Positions With Company,          Has Been A
                                      Principal Occupation and          Director     Term
   Name                      Age       Other Directorships              Since     Expires

Alan R. Batkin               49    Vice Chairman, Kissinger          1992     1995
                                   Associates, Inc. (geopolitical
                                   strategic consulting firm) since
                                   1990. Prior thereto, Managing
                                   Director, Shearson Lehman Brothers,
                                   Inc. (investment bankers). Director,
                                   Infinity Broadcasting Corporation.

Sylvia K. Hassenfeld         73    Chairman of the Board,            1983     1996
                                   American Jewish Joint
                                   Distribution Committee,
                                   Inc. ("JDC") since 1993.
                                   Prior thereto, President
                                   of JDC.

Claudine B. Malone           57    President, Financial and          1992     1995
                                   Management Consulting, Inc.
                                   Director, Dell Computer
                                   Corporation, Hannaford Brothers
                                   Co., Houghton Mifflin Company,
                                   The Limited Inc., Mallinckrodt
                                   Group Inc., Scott Paper Company
                                   and Union Pacific Corporation.

Norma T. Pace                72    Senior Advisor and Director,      1984     1996
                                   WEFA, Inc. (economic
                                   consulting and planning) since
                                   1992. President, Economic
                                   Consulting and Planning
                                   Incorporated from 1988 to 1993.
                                   Director, Georgia Pacific Corp.
                                   and Englehard Corp. Governor,
                                   United States Postal Service.

E. John Rosenwald, Jr.       64    Vice Chairman, The Bear Stearns   1983     1996
                                   Companies Inc. (investment
                                   bankers). Director, The Bear
                                   Stearns Companies Inc. and
                                   Frequency Electronics, Inc.

Carl Spielvogel              65    Chairman of the Board and Chairman1992     1995
                                   of the Executive Committee,
                                   Backer Spielvogel Bates Worldwide, Inc.
                                   (advertising) since 1994.  Prior
                                   thereto, Chairman and Chief Executive
                                   Officer, Backer Spielvogel Bates
                                   Worldwide, Inc.  Director, Foamex
                                   International Incorporated and The
                                   Medicis Pharmaceutical Corp.

Henry Taub                   66    Honorary Chairman of the Board    1986     1995
                                   and Chairman of the Executive
                                   Committee, Automatic Data
                                   Processing Company, Inc.
                                   Director, Rite Aid Corporation
                                   and Bank Leumi Trust Company of
                                   New York.


                                        Positions With Company,         Has Been A
                                        Principal Occupation and         Director    Term
   Name                       Age        Other Directorships             Since     Expires


Alfred J. Verrecchia         51    Chief Operating Officer-          1992     1996
                                   Domestic Toy Operations since
                                   1990. Prior thereto, Co-Chief
                                   Operating Officer from 1989 to
                                   1990.  Prior thereto, Executive
                                   Vice President and President,
                                   Hasbro Manufacturing Services
                                   Division.  Director, Old
                                   Stone Corp.

                                    * * *

          Sylvia K. Hassenfeld is the mother of Alan G.
Hassenfeld.

          James R. Martin, who has served as a director of the Company since 1984 and prior thereto as a director of Milton Bradley from 1978, has reached the mandatory retirement age of 75, and therefore is not standing for reelection at the 1994 Annual Meeting of Shareholders.

          Those directors who are also executive officers of the Company serve as officers and directors of the Company's various subsidiaries at the request and convenience of the Company.

          During 1993, the Board held six meetings. Mr. Martin and Mr. Tisch each attended fewer than 75% of the aggregate number of meetings of the Board and of the Committee on which each served.

          The Executive Committee of the Board, which currently consists of Harold P. Gordon, Alan G. Hassenfeld, James R. Martin, Norma T. Pace and E. John Rosenwald, Jr., did not meet in 1993. The Executive Committee is vested with all of the powers that are held by the Board, except that by law the Executive Committee may not exercise any power of the Board relating to amendment of the Restated Articles of Incorporation or By-Laws of the Company, adoption of a plan of merger or consolidation, the sale, lease or exchange of all or substantially all the property or assets of the Company or the voluntary dissolution of the Company. The Executive Committee performs such functions as are assigned to it by the Board from time to time.

          The Nominating Committee of the Board, which currently consists of Alex Grass, Sylvia K. Hassenfeld and Henry Taub, did not meet in 1993. The Nominating Committee makes recommendations for possible additions to the Board. The Nominating Committee has neither the authority nor the procedures to consider nominees recommended by shareholders.

          The Audit Committee of the Board, which currently consists of Claudine B. Malone, James R. Martin and Norma T. Pace, held three meetings in 1993. The function of the Audit Committee is to recommend to the Board the accounting firm to serve as the Company's independent auditors and to review with such firm, and with the Company's internal auditors and officers, matters relating to corporate financial reporting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the respective audits performed by the Company's auditors and internal auditors.

          The Compensation and Stock Option Committee of the Board, which currently consists of Alan R. Batkin, Harold P. Gordon, E. John Rosenwald, Jr. and Carl Spielvogel, held three meetings in 1993. The Compensation and Stock Option Committee has been delegated primary responsibility for establishing and administering senior executive compensation programs, is authorized to make grants and awards under the Company's 1992 Stock Incentive Plan and considers and recommends Board actions relating to employee compensation under certain other employee compensation plans.



Compensation of Directors

          Effective January 1, 1994, members of the Board who are not otherwise employed by the Company ("Non-employee Directors") receive a retainer of $25,000 per year for serving as such and a fee of $1,000 per Board or committee meeting attended, except that if two or more of such meetings are held on the same day, the fee for the first meeting is $1,000 and the fee for each additional meeting is $500. Effective January 1, 1994, the Chair of the Audit Committee and the Chair of the Compensation Committee each receive an additional retainer of $3,500 per year. Action by written consent is not considered attendance at a meeting for purposes of fees to directors.

           Pursuant to a Deferred Compensation Plan for Non-employee Directors adopted in 1993, Non-employee Directors must defer a minimum of 20% of the annual Board retainer fee into a unit account, the value of each unit initially being equal to the fair market value of one share of Common Stock as of the end of the quarter in which the compensation being deferred would otherwise be payable. Units increase or decrease in value based on the fair market value of the Common Stock. In addition, an amount equal to the cash dividends paid on an equivalent number of shares of Common Stock is credited to each Non-employee Director's unit account as of the end of the quarter in which the dividend was paid. Non-employee Directors may defer the remainder of their retainer and/or meeting fees into the unit account or an interest account, which bears interest at the five year Treasury rate. The Company makes a deemed matching contribution to the unit account equal to 10% of the amount deferred, with one-half of such Company contribution vesting on December 31 of the calendar year in which the deferred compensation otherwise would have been paid and one-half on the next December 31, provided the participant is a director on such vesting date. Unvested Company contributions will automatically vest on death, total disability or retirement by the director at or after the mandatory retirement age then in effect. The current mandatory retirement age for directors, which was set by the Board in 1990, is seventy-two, except for certain directors over the age of sixty-eight in 1990, for whom the mandatory retirement age is seventy-five. The plan provides that compensation deferred under the plan, whether in the unit account or the interest account, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments, commencing either in the quarter following, or in the January following, the quarter in which service as a director terminates.

           Under the Hasbro, Inc. Retirement Plan for Directors (the "Retirement Plan"), which is unfunded, each director (who is not otherwise eligible for benefits under the Company's Pension
Plan) who has attained the age of sixty-five and completed five years of service on the Board is entitled to receive, beginning at age seventy-two, an annual benefit equal to the annual retainer payable to directors during the year in which the director retires (which does not include the fees paid to directors for attendance at meetings). If a director retires on or after the director's seventy-second birthday, the annual benefit will continue for the life of the director. If a director retires between the ages of sixty-five and seventy-two, the number of annual payments will not exceed the retired director's years of service. Upon a Change of Control, as defined in the Retirement Plan, directors and retired directors are entitled to lump-sum payments equal to the present value of their benefits under the Retirement Plan.

           In addition, the Board has adopted a Stock Option Plan for Non-employee Directors, subject to shareholder approval. See
Proposal to Approve the Stock Option Plan for Non-Employee
Directors (Proposal No. 2) below.

Certain Relationships and Related Transactions

          The Company's wholly owned subsidiary, Hasbro Canada Inc. ("Hasbro Canada"), leases its manufacturing and warehouse facilities from Central Toy Manufacturing Co. ("CTMC"), a real estate corporation which is 25% owned by the estate of Merrill Hassenfeld, a former Chief Executive Officer and director of the Company. Sylvia K. Hassenfeld is executrix and a beneficiary of the estate of Merrill Hassenfeld. Total rent paid by Hasbro Canada to CTMC for the lease of manufacturing and warehouse facilities in 1993 was approximately $569,000 Canadian (approximately $443,000 U.S.). In management's opinion, these leases are on terms at least as favorable as would otherwise presently be obtainable.

          The Company and its subsidiaries paid an aggregate of approximately $14,000,000 in royalties to Time Warner Inc. ("Time Warner") and its subsidiaries for the Company's 1993 fiscal year pursuant to character license agreements entered into at arms-length in the ordinary course of business. It is currently anticipated that royalties to be paid by the Company and its subsidiaries for the fiscal year ending December 25, 1994 to Time Warner and its subsidiaries pursuant to character license agreements will exceed $60,000. See "Voting Securities and Principal Holders Thereof".

          In order to reduce interest expense, the Company in 1993 voluntarily prepaid, without premium or penalty, the remaining $2,187,500 principal amount of an amortizing 8.658% note due 1998 to a subsidiary of Time Warner. This note, with an original principal amount of $3,500,000, was issued by the Company in 1985 in exchange for 40,000 shares of the Company's 5% redeemable preference stock originally issued in 1983 as partial consideration for the acquisition by the Company of certain assets of the Knickerbocker Toy Company. See "Voting Securities and Principal Holders Thereof."

          The Company is currently proceeding with an environmental clean-up at its former manufacturing facility in Lancaster, Pennsylvania. This facility, a portion of which is being utilized for limited warehousing operations in 1994, was acquired in 1986 from the CBS Toys Division of CBS Inc. ("CBS") in conjunction with the purchase of rights to selected products formerly marketed by CBS. CBS has acknowledged its responsibility with respect to some areas of contamination and some of the remedial actions needed to facilitate this clean-up, but has not yet funded any of these obligations. The Company believes that CBS has full responsibility and is engaged in legal action against CBS to recover all of the costs associated with the environmental clean-up. While it is impossible to assure the outcome of the court action, the Company believes that it will prevail. The Consolidated Financial Statements included in the Company's Annual Report to Shareholders accompanying this proxy statement, reflect, pursuant to Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, certain costs that the Company expects to ultimately recover from CBS. Preston Robert Tisch, a director of the Company, is also a director of CBS and President and Co-Chief Executive Officer of Loews Corporation, a major shareholder of CBS. By virtue of the foregoing, Mr. Tisch may be deemed to have an interest adverse to the Company with respect to the above-described action.

          The vote of a majority of those shares present or represented by proxy at the meeting will be required to elect directors. Accordingly, an abstention or broker non-vote will in effect constitute a vote against a nominee. The Board recommends that the Shareholders vote FOR the election of the five nominees named above.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN AMONG
HASBRO, S&P 500 AND RUSSELL 1000 CONSUMER DISCRETIONARY ECONOMIC
SECTOR*

     The following graph tracks an assumed investment of $100 on the start dates indicated below in the Company's Common Stock, the S&P 500 Index and the Russell 1000 Consumer Discretionary Economic Sector, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.



                                 [GRAPH]


              1988     1989    1990     1991     1992     1993


Hasbro        $100     $125    $105     $255     $337     $375

S&P 500       $100     $132    $127     $166     $179     $197

Russell 1000  $100     $130    $120     $175     $204     $217
Consumer
Discretionary
Economic Sector

*While the information for Hasbro & the S&P 500 is as of the last trading day in Hasbro's fiscal year, the data for the Russell index is as of the last trading day in the calendar year.

                                 REPORT OF THE
                   COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS


     1993 Compensation Policies With Respect to Executive Officers

           The general goal of the Compensation and Stock Option Committee (the "Committee") with respect to the compensation of executive officers (including those named in the summary compensation table below) is to assure that the Company provides competitive compensation and benefits that

     *attract and retain capable executives who are important to the success of the Company,

     *reward them for performance,

     *provide them with a strong incentive to increase shareholder value, and

     *accomplish the foregoing in as fair, understandable and cost-effective manner as possible.

            During the latter part of 1992, the Company retained an outside compensation consultant to review the Company's executive compensation program. The consultant surveyed other major toy and other non-durable consumer products companies (substantially all of which are included in the Russell 1000 Consumer Discretionary Economic Sector set forth in the above graph (the "Consumer Discretionary Sector")). The consultant found that all of the Company's major toy competitors and most of the other major non-durable consumer products companies surveyed had a long term incentive compensation program to supplement their regular stock option program. The consultant recommended a program to reward superlative performance by key executives through the use of premium priced stock options which only provide value if share appreciation exceeds the premium. On the basis of the recommendations of the consultant, the Committee in 1993 authorized the establishment of a long-term incentive program under its 1992 Stock Incentive Plan, pursuant to which premium-priced stock options were granted at 110% of market value on date of grant to thirteen selected executives of the Company, including all those named in the summary compensation table below.

            In addition, the consultant found that all other major toy companies had three year vesting for their regular stock option program, and recommended a reduction in the vesting schedule by the Company from five years to three years. The Committee in 1993, at the recommendation of the consultant, authorized the shortening of the vesting period under the Company's regular stock option program from five years to three years so as to prevent the Company from suffering a competitive disadvantage with regard to the retention and recruitment of capable executive talent within the industry.

          Executive compensation during 1993 consisted of salary, a management incentive bonus and stock options. In authorizing and approving compensation increases and awards for executive officers (other than the Chief Executive Officer), the Committee takes into account the recommendations of the Chief Executive Officer.

            Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held, the experience of the individual and the competitive marketplace for comparable executive talent. Subsequent yearly adjustments are made by reference to changes in duties and responsibilities, competitive market conditions and personal performance. In approving the increases to base salaries for 1993, the Committee targeted the Company's pay levels to correspond with the 75th percentile of salaries paid by selected major toy and consumer non-durable products companies surveyed by its consultant (substantially all of which are included in the Consumer Discretionary Sector set forth in the above graph).

          Approximately 1,350 employees, including executive officers, were eligible for annual management incentive bonuses with respect to fiscal 1993. Individual and corporate performance objectives are established at the beginning of the year. Target bonuses for executive officers range from 30% to 50% of base salary with maximum bonuses ranging from 60% to 100% of base salary. The management incentive bonus for executive officers who are deemed to have corporate-wide responsibility (which include all the executive officers named in the summary compensation table below) is based 75% on corporate performance and 25% on individual performance. The management incentive bonus for those individuals deemed to have divisional responsibility is weighted 25% for corporate performance, 50% for divisional performance and 25% for individual performance. The corporate performance measure for management incentive bonuses with respect to 1993 was based on a targeted net earnings objective, while the divisional performance measure was based primarily on targeted divisional pre-tax earnings objectives.
The targeted corporate net earnings performance measure for 1993 was exceeded as were most of the divisional pre-tax earnings targets. The 1993 management bonuses for executive officers were based in part on the applicable corporate and divisional performances and in part on the contribution of the individual.

          In 1993, stock options were granted to approximately 350 employees, including executive officers, pursuant to the Company's employee stock option plans, all of which were approved by shareholders. The Committee, which is composed solely of disinterested persons in accordance with Rule 16b-3 of the rules and regulations of the Securities and Exchange Commission, granted, or recommended the grant of, individual options to executive officers in order to provide an incentive to motivate and retain those individuals who are important to the Company's future success. Stock options are designed to align the interests of executives with those of shareholders, since the executives can only benefit from the options if there is price appreciation in the Common Stock after the date of grant. All stock options granted in 1993 were non-qualified, had an exercise price equal to at least the market value of the Common Stock on the date of grant and generally vest over three years, except for premium priced options granted under the long term incentive program discussed above, as to which the vesting period is over five years. The amount of stock options previously awarded and outstanding for each executive officer is reviewed by the Committee but is not considered a critical factor in determining the size of any executive stock option award in any year.

           Stock options in 1993 were awarded under two programs. The options granted at market value in February 1993 (as part of the Company's normal program) were allocated on the basis of individual compensation level, responsibility and performance in 1992. The premium priced options granted in February 1993 were designed to provide a competitive long term incentive program to supplement the Company's regular stock option program to selected individuals deemed crucial to the Company's current and continued superior performance. The options granted in December 1993 (as part of the Company's normal program) were allocated on the basis of individual compensation level, responsibility and performance in 1993.



     1993 Compensation of the Chief Executive Officer

          As set forth in the accompanying tables, Mr.
Hassenfeld's salary of $872,807 for 1993 represented an approximate 2.5% increase over his 1992 salary, his management incentive bonus with respect to 1993 was $600,000, which represented approximately 68.7% of his 1993 salary, and he was granted options to purchase 210,000 shares of Common Stock in 1993, which represented 7.7% of all options granted to employees during 1993. All compensation decisions regarding Mr. Hassenfeld were made by the Committee, in all cases without the participation of Mr. Hassenfeld or other executive officers of the Company. In making such recommendations with respect to Mr. Hassenfeld's compensation, the Committee took into account comparative data with respect to chief executive officer compensation provided to the Committee by the consultant with a view towards setting Mr. Hassenfeld's compensation levels at approximately the 75th percentile of comparable major toy and other non-durable consumer products companies (substantially all of which are included in the Consumer Discretionary Sector set forth in the above graph). In determining Mr. Hassenfeld's management bonus and 1993 option grants, the Committee took into account the fact that the Company exceeded its targeted net earnings goals for 1992 and 1993 and in each year achieved record net revenues and earnings, despite a lackluster worldwide economic environment. The Committee noted that under Mr. Hassenfeld's leadership during the past five years as Chief Executive Officer, the Company's annual net revenues have almost doubled, its annual net earnings have more than doubled, and the value of a share of Common Stock has more than tripled.

           The Committee has reviewed the Company's compensation plans in light of recent changes to the Internal Revenue Code and certain proposed regulations thereunder relating to the disallowance of deductions for remuneration in excess of $1,000,000 to certain executive officers. With respect to annual cash management incentive bonuses which would otherwise exceed the limits on deductibility established by the new tax provisions, the Committee has adopted the Senior Management Annual Performance Plan (the "Performance Plan") subject to Shareholder approval (see Proposal No. 3 below). Since only the Chief Executive Officer is currently affected by the Code limitations, the sole participant in the Performance Plan for the 1994 fiscal year will be the Chief Executive Officer. The Committee believes that, under ordinary circumstances and subject to shareholder approval of the Performance Plan, the Company's compensation programs should comply with the requirements of the Internal Revenue Code so as to permit the deductibility of all amounts paid to the covered executive officers with respect to 1994. The Committee recognizes, however, that there may be instances in the future where it would be in the best interests of the Company and its shareholders to make compensation payments which would not then be deductible.


           Alan R. Batkin, Harold P. Gordon, E. John
           Rosenwald, Jr. (Chairman) and Carl
           Spielvogel as members of the Compensation and Stock Option Committee of the Board of Directors as of 1993 fiscal year end.


     Compensation Committee Interlocks and Insider Participation

          The law firm of Stikeman, Elliott, of which Harold P.
Gordon is a member, provides legal services to the Company in Canada and Southeast Asia.

                         EXECUTIVE COMPENSATION

          The following table summarizes compensation paid by the Company for services rendered during 1993, 1992 and 1991 by the Chief Executive Officer of the Company and the four most highly compensated executives of the Company other than the Chief Executive Officer:


                             SUMMARY COMPENSATION TABLE

                                                              Long Term
                                       Annual Compensation   Compensation

                                                    Other
Name and Principal                                  Annual (a)            All Other (b)
     Position            Year    Salary    Bonus  Compensation  Options   Compensation


Alan G. Hassenfeld      1993    $872,807  $600,000   $30,439    210,000    $67,843
Chairman of the Board,  1992     851,810   600,000    31,907     60,000     84,503
President and Chief     1991     811,125   600,000    25,943      --        55,210
Executive Officer


Alfred J. Verrecchia    1993     474,196   335,000    13,741     135,000    37,474
Chief Operating Officer-1992     453,200   300,000    16,557      52,500    44,192
Domestic Toy Operations 1991     415,269   300,000    17,454       --       29,285

George R.               1993     468,846   313,000    16,583     135,000     4,555
Ditomassi, Jr.          1992     448,462   300,000    14,772      52,500     4,429
Chief Operating Officer-1991     411,410  $300,000    11,800       --        4,778
Games and International

Barry J. Alperin        1993     400,926   210,000    10,395     100,000    31,183
Vice Chairman           1992     383,319   235,000     8,424      36,750    37,684
                        1991     364,912   250,000     7,771       --       26,007

John T. O'Neill         1993     336,981   200,000     8,294     100,000    27,627
Executive Vice          1992     319,433   220,000     9,036      36,750    34,722
President and Chief     1991     289,958   250,000     7,250       --       22,186
Financial Officer


<fa> (a)  Includes the following amounts which were included in the 1993 taxable income for each named individual in connection with a program whereby a leased automobile is provided to the executive by the Company: $5,439 for Mr. Hassenfeld, $8,391 for
Mr. Verrecchia, $10,200    for Mr. Ditomassi, $6,395 for Mr.
Alperin and $7,544 for Mr. O'Neill. Also includes the following amounts paid by the Company and included in the 1993 taxable income for each named individual in connection with a program whereby certain financial planning and tax preparation services are provided to the individual and paid for by the Company:
$25,000 for Mr. Hassenfeld, $5,350 for Mr. Verrecchia, $6,383 for Mr. Ditomassi, $4,000 for Mr. Alperin, and $750 for Mr. O'Neill. Does not include other personal benefits that do not in the aggregate exceed $50,000 in any year for any individual.

<fb> (b)  Includes, except for Mr. Ditomassi, the executive's pro-
rata share of the Company's contribution to the Company's Profit-Sharing Plan with respect to each year which is in part contributed to the executive's account in the Profit-Sharing Plan and, to the extent in excess of certain Internal Revenue Code maximums, deemed allocated to the executive's account in the Company's unfunded Excess Benefit Retirement Plan (the "Supplementary Plan"), which in 1993 amounted to $62,594 for Mr. Hassenfeld, $32,903 for Mr. Verrecchia, $27,027 for Mr. Alperin and $23,672 for Mr. O'Neill. Includes for each individual the sum of $2,248, which represents the Company's 25% match of sums saved in 1993 by each named executive pursuant to the Company's Savings Plan. Also includes premiums paid by the Company for term life insurance for each executive, which in 1993 amounted to $3,000 for Mr. Hassenfeld, $2,322 for Mr. Verrecchia, $2,307 for Mr. Ditomassi, $1,908 for Mr. Alperin and $1,707 for Mr. O'Neill.

                                  * * *

          The following table sets forth certain information regarding stock option grants in 1993 to the executive officers named above:




                          Option Grants in Last Fiscal Year


                                                                  Potential
                                                                  Realizable
                                                                  Value at
                                                                  Assumed Annual
               Number of    % of Total                            Rates of Stock
               Securities   Options                               Price Apprecia-
               Underlying   Granted to       Exercise             tion for Option
                Options     Employees         Price   Expiration  Term (a)
Name           Granted(b)  In Fiscal Year   Per Share    Date     0%      5%      10%


Alan G.         45,000         1.7%          $31.625   2/11/03    0  $  894,996 $2,268,095
Hassenfeld     120,000(c)      4.3            34.7875  2/11/03    0   2,007,155  5,668,753
                45,000         1.7            37.4375  12/20/03   0     995,353  2,582,829

Alfred J.       35,000         1.3            31.625   2/11/03    0     696,108  1,764,074
Verrecchia      65,000(c)      2.4            34.7875  2/11/03    0   1,087,209  3,070,574
                35,000         1.3            37.4375  12/20/03   0     774,164  2,008,867

George R.       35,000         1.3            31.625   2/11/03    0     696,108  1,764,074
Ditomassi, Jr.  65,000(c)      2.4            34.7875  2/11/03    0   1,087,209  3,070,574
                35,000         1.3            37.4375  12/20/03   0     774,164  2,008,867

Barry J.        25,000         0.9            31.625   2/11/03    0     497,220  1,260,053
Alperin         50,000(c)      1.8            34.7875  2/11/03    0     836,315  2,361,980
                25,000         0.9            37.4375  12/20/03   0     552,974  1,434,905

John T.         25,000         0.9            31.625   2/11/03    0     497,220  1,260,053
O'Neill         50,000(c)      1.8            34.7875  2/11/03    0     836,315  2,361,980
                25,000         0.9            37.4375  12/20/03   0     552,974  1,434,905



<fa> (a)  Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the rules and regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Using these assumptions, the price of the Common Stock would, at February 11, 2003, have risen, at the 5% compounded annual rate, to $51.51 per share and, at the 10% compounded annual rate, to $82.03 per share from the $31.625 per share market value on February 12, 1993, the date of the first two grants set forth on the above table for each individual. Under these assumptions, the potential benefit to all shareholders of the Company, based on the number of shares of Common Stock outstanding at the end of the 1993 fiscal year, would be $1.75 billion (at the 5% compounded annual rate) and $4.43 billion (at the 10% compounded annual rate). Similarly, using these assumptions, the price of the Common Stock would, at December 20, 2003, have risen, at the 5% compounded annual rate, to $59.56 per share and, at the 10% compounded annual rate, to $94.83 per share from the $36.5625 per share market value on December 21, 1993, the date of last grant set forth in the above table for each individual. Under these assumptions, the potential benefit to all shareholders of the Company, based on the number of shares outstanding at the end of the 1993 fiscal year, would be $2.02 billion (at the 5% compounded annual rate) and $5.12 billion (at the 10% compounded annual rate). However, if the price of the Common Stock does not appreciate, the value of these options to the named executives, and the corresponding benefit to all shareholders of the Company, would be zero.

<fb> (b)  All options granted are non-qualified and were granted at not less than fair market value on the date of grant. Except for the options described in note (c) below, thirty-three and one-third percent of each option becomes exercisable on the first anniversary of the date of grant and thirty-three and one-third percent become exercisable on each anniversary thereafter until fully exercisable. Upon a Change in Control, as defined below, all options become immediately exercisable. Participants may exercise options and satisfy tax withholding liabilities by payments in cash or by delivery of Common Stock equal to the exercise price and/or tax withholding liability. In addition, participants may instruct the Company to withhold shares issuable upon exercise in satisfaction
of tax withholding liability.   All options become fully vested in
the event of death, disability or retirement at the optionee's normal retirement date and except for the options described in note
(c) below, are exercisable for a period of one year thereafter. With the consent of the Board, upon the recommendation of the Committee, an optionee taking early retirement may exercise all or a portion of the options unvested at his or her early retirement date and may exercise such options for three months or such longer period as the Board, upon the recommendation of the Committee, may approve. Upon termination of employment for any other reason, only options vested at the date of the termination may be exercised, and, in the case of all options other than those options described in note (c) below, are exercisable for a period of three months following termination.

<fc> (c)  These options were granted pursuant to the Company's long term incentive program under the Company's 1992 Stock Incentive Plan and were granted at 110% of fair market value on the date of grant. See Report of the Compensation and Stock Option Committee of the Board of Directors above. Twenty percent of these options become exercisable on the first anniversary of the date of grant and twenty percent become exercisable on each anniversary thereafter until fully exercisable. Options become fully vested in the event of death, disability and retirement at the optionee's normal retirement date and are exercisable for three years thereafter. Upon termination of employment for any other reason (including early retirement), an optionee may exercise only options vested at the date of termination for a period of six months following termination.

                                  * * *

     The following table sets forth as to each of the named executive officers: (a) the number of shares acquired upon exercise of options during fiscal 1993; (b) the value realized (market value on date of exercise less exercise price) upon the exercise of such options during fiscal 1993; (c) the number of exercisable and unexercisable options held on December 26, 1993, the last day of the 1993 fiscal year; and (d) the value of such options at December 26, 1993 ($36.25, the fair market value on December 26, 1993, less exercise price).





Aggregated Option Exercises in Last
                    Fiscal Year and Fiscal Year End Option Values


                                               Number of Unexer-     Value of Unexercised
                                               cised Options at      In-the-Money Options
                                               December 26, 1993     at December 26, 1993
                  Shares Acquired   Value                  Unexer-                Unexer-
Name               on Exercise     Realized   Exercisable  cisable   Exercisable  cisable


Alan G. Hassenfeld  115,200      $2,808,978      42,750    294,000   $1,061,689   $1,817,625
Alfred J. Verrecchia   --            --         150,450    207,300    3,643,192    1,484,688
George R.
Ditomassi, Jr.       33,000         663,201      43,500    207,300      958,426    1,484,688
Barry J. Alperin     15,450         430,357      78,750    156,700    1,805,888    1,196,750
John T. O'Neill        --            --          51,150    154,900    1,164,488    1,156,250

                                         * * *

          The following table shows the estimated annual benefits payable upon retirement in specified remuneration and years of service classifications under the Pension Plan and under the Supplementary Plan:


                                 Pension Plan Table


          Average                   Estimated Annual Retirement Benefit By
      Compensation (1)              Years of Service Classification (2)

                       10         15         20         25        30         35   (3)


      $  200,000    $ 33,333   $ 50,000   $ 66,667   $ 83,333  $100,000   $100,000
         400,000      66,667    100,000    133,333    166,667   200,000    200,000
         800,000     133,333    200,000    266,667    333,333   400,000    400,000
       1,200,000     200,000    300,000    400,000    500,000   600,000    600,000
       1,600,000     266,666    400,000    533,333    666,667   800,000    800,000
      _______________________________


<F1> (1) Covered compensation under the Pension Plan and the
Supplementary Plan includes total salaries and bonuses (as set forth in the Summary Compensation Table) for the five highest consecutive years during the ten years preceding retirement ("Average Compensation").

<F2> (2)  Estimated retirement benefit amounts shown are prior to reduction by an Internal Revenue Service designated amount keyed to a participant's latest three-year average Social Security entitlement. Amounts shown are computed on the single straight-life annuity option. Early retirement, which is permitted up to 10 years prior to the normal retirement date, and other payment options will reduce the annual benefit amount shown. Payments from the Supplementary Plan, which is unfunded, are not subject to provisions of the Internal Revenue Code that limit benefits under the Pension Plan. As set forth in the above table and subject to the foregoing, the retirement benefit after thirty years of credited service is generally 50% of Average Compensation, except for certain employees (which include Mr. Ditomassi) who had substantial credited service with Milton Bradley prior to its acquisition by the Company, as to which the retirement benefit is 60% of Average Compensation.


<F3> (3)  For purposes of determining benefits under the Pension
Plan and the Supplementary Plan, credited years of service cannot exceed 30.


          The following table sets forth, as to the five named executive officers, their years of credited service under the Pension Plan and the Supplementary Plan:






                                                    Credited Years
                                                       of Service



             Alan G. Hassenfeld ....................        20
             Alfred J. Verrecchia ..................        24
             George R. Ditomassi, Jr. ..............        30
             Barry J. Alperin.......................         9
             John T. O'Neill .......................         7



          The five named executive officers are also parties to employment agreements (the "Agreements") with the Company. The Agreements come into effect only upon a "Change of Control," as defined, and continue for three years after such date (the "Employment Period"). If, during the Employment Period, an execu-tive's employment with the Company is involuntarily terminated other than for "cause," the executive is entitled to three times the executive's average annual base salary and bonus for the five years preceding the Change of Control, plus an amount equal to the shortfall between the actuarial benefit payable to the executive under the Company's retirement plans as a result of the early termination and the amount the executive would have received if the executive had continued in the employ of the Company for the remainder of the Employment Period. The executive and the executive's family would also be entitled to the continuation of medical, welfare, life insurance, disability and other benefits for at least the remainder of the Employment Period. If the executive is subject to the payment of excise tax under Section 280G of the Internal Revenue Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied. In addition, the Agreements permit an executive to terminate the executive's employment for "Good Reason" at any time or for any reason during a 30-day period immediately following the first anniversary of the Change of Control and receive the above-described severance benefits. "Good Reason" includes diminution of the executive's responsibilities or compensation, relocation or purported termination otherwise than as expressly permitted by the Agreements. Under certain circumstances, certain payments by the Company pursuant to the Agreements may not be deductible for federal income tax purposes.
A "Change of Control" is defined (for purposes of the Agreements, the Company's employee stock option plans and the Company's Retirement Plan for Directors) as the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, a change in the majority of the Board or approval by shareholders of a reorganization, merger, consolidation, liquidation or dissolution of the Company subject, in each case, to certain exceptions.

PROPOSAL TO APPROVE THE STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Proposal No. 2)

          On February 18, 1994, the Board adopted the Stock Option Plan for Non-employee Directors (the "Option Plan"), subject to shareholder approval. The Option Plan provides for a one-time grant of an option to purchase 5,000 shares of the Company's Common Stock to (a) each Non-employee Director of the Company in office immediately following Shareholder approval of the Option Plan, and
(b) to each future Non-employee Director on the date such person becomes a director.


Purpose of Option Plan

          The purpose of the Option Plan is to enable the Company to attract and retain persons of exceptional ability to serve as directors and to solidify the common interests of its directors and shareholders in enhancing the value of the Common Stock.

          The Compensation and Stock Option Committee of the Board of Directors (the "Committee") will have the authority to administer, interpret and make determinations under the Option Plan. Eligibility for and the grant of shares under the Option Plan is automatic in nature and each Non-employee Director will receive an option to purchase the same fixed number of shares under the Plan. Therefore, the Committee will not have any discretion with respect to the amount of, or the terms of, any individual grant under the Option Plan.

Description of Option Plan

          The following summary description is qualified in its entirety by reference to the full text of the Option Plan, which is annexed to this Proxy Statement as Appendix A.

          If the Option Plan is approved by the Shareholders at the 1994 Annual Meeting, then (a) on May 11, 1994, each Non-employee Director then in office (ten in number) will receive a one-time grant of a nontransferable option expiring May 10, 2004 to purchase 5,000 shares of Common Stock of the Company at 110% of the fair market value per share of Common Stock on May 11, 1994; and (b) each new Non-employee Director will automatically receive a one-time grant of a nontransferable ten year option to purchase 5,000 shares of Common Stock as of the date of commencement of service as a director at 110% of the fair market value per share of Common Stock on the date of grant. As of March 28, 1994, the average of the high and low sales prices of the Common Stock, as reported in the Wall Street Journal for American Stock Exchange Composite Transactions, was $35.6875.

          An aggregate of 150,000 shares of Common Stock, which represents less than two-tenths of one-percent of the outstanding Common Stock as of the record date, will be available for issuance under the Option Plan, subject to automatic adjustment in the event of a stock dividend, stock split or similar events. If any options granted under the Option Plan expire or terminate without exercise, in whole or in part, the shares reserved therefor will revert to the option pool to be available under the Option Plan.

          The exercise price of an option will be payable by delivery of cash or a check to the order of the Company or by delivery of shares of Common Stock owned by the Non-employee Director which have a fair market value equal to the exercise price of the option being exercised, or by any combination of these methods. The Company will receive no payment for the granting of the options.

          Options granted to Non-employee Directors
("Participants") under the Option Plan will become exercisable at the rate of 20% per year commencing on the first anniversary of the date of grant, until fully exercisable. If required by applicable securities laws, options granted under the Option Plan will not be exercisable for at least six months after the date of grant, and shares received upon exercise of any such option may not be sold for at least six months after purchase, except in the event of disability or death of the Participant. Options granted under the Option Plan will expire ten years from the date of grant, unless terminated earlier in accordance with the Option Plan. However, any option granted to a Participant who ceases to be a director because of death will expire three years from the date of the Participant's death.

           The Committee has the discretion to permit a Participant to satisfy any applicable withholding taxes arising as a result of an exercise of an option, in whole or in part, either by having the Company withhold from the shares of Common Stock to be issued upon exercise of the option, or by permitting the Participant to deliver to the Company, that number of shares of Common Stock whose fair market value is equal to or less than the withholding taxes due.

          If a Participant ceases to be a member of the Board because of permanent disability, death or retirement at the mandatory retirement date then in effect, his or her option will become immediately exercisable in full and remain exercisable for three years thereafter. If a Participant ceases to be a member of the Board for any other reason prior to the time his or her option becomes fully vested, the option will terminate with respect to the shares as to which the option is not then vested and remain exercisable only with respect to the then vested options for one year after the date the Participant ceased to be a director.

           The Option Plan generally provides that immediately upon certain events constituting a "Change in Control" all options become 100% vested and payable in cash as soon as practicable after the Change in Control except that options granted less than six months prior to the Change in Control would not be payable in cash until after the Participant ceases to be a director. For purposes of the Option Plan, Change in Control means the occurrence of certain events, including acquisition by a third party of 20% or more of the Company's outstanding voting securities, or approval by shareholders of a reorganization, merger, consolidation, liquidation or dissolution of the Company subject, in each case, to certain exceptions.

          The Board may amend, modify or terminate the Option Plan at any time, subject to certain restrictions described in the Plan. Subject to the provisions of the Plan, prior approval by the shareholders of the Company must be obtained to (i) increase the aggregate number of shares available for grant, (ii) change the eligibility requirements under the Option Plan, (iii) increase the number of shares subject to any option, (iv) change the purchase price of the shares subject to any option, (v) extend the period during which options may be granted, or (vi) materially increase the benefits to Participants. The Option Plan will terminate on December 31, 2004, unless terminated earlier by the Board.

Tax Aspects Under the U.S. Internal Revenue Code

          The following is a summary of the principal United States federal income tax consequences generally applicable to options granted under the Option Plan. No taxable income will be recognized by a Participant at the time the option is granted. Generally, at exercise, ordinary income will be recognized by the Participant in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise, and the Company will receive a tax deduction for the same amount. At disposition of the shares acquired upon exercise, appreciation or depreciation will be treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

           The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for approval of the Option Plan. Accordingly, both an abstention and a broker non-vote will in effect constitute a vote against the Option Plan.

          The Board recommends a vote FOR approval of the Option
Plan.

                        PROPOSAL TO APPROVE THE
                SENIOR MANAGEMENT ANNUAL PERFORMANCE PLAN
                            (Proposal No. 3)

           On February 18, 1994, the Compensation and Stock Option Committee of the Board of Directors of the Company unanimously approved the adoption of the Senior Management Annual Performance Plan of the Company (the "Performance Plan"), and the Board of Directors directed that the Performance Plan be submitted to the Shareholders at the 1994 Annual Meeting for their approval. Targets set in February 1994 for the applicable performance period shall be null and void and no payments pursuant thereto may be made if the Performance Plan is not approved by the Shareholders.

           The purpose of the Performance Plan is to promote the interests of the Company and its shareholders by providing incentive for participating executive officers to contribute to the improvement of operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company.

           The Performance Plan has been designed to enable the Company to receive federal income tax deductions for awards paid under the Performance Plan to its Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Covered Employees"), even if any such covered employee's compensation exceeds $1,000,000 in any year. Under certain 1993 amendments to the Internal Revenue Code and certain proposed regulations and transitional rules promulgated thereunder by the Internal Revenue Service (collectively the "Code"), corporations whose stock is publicly traded generally will not be entitled to deduct remuneration paid to covered employees to the extent that payments for any year to any such employee exceed $1,000,000, unless the payments are made under qualifying performance-based compensation plans. The Company believes that if the Performance Plan is approved by the Shareholders, it will qualify as a performance-based compensation plan under the Code, although the Company has not requested or received, and does not expect to receive, a ruling from the Internal Revenue Service to that effect.

Summary Description of the Performance Plan
           The following summary is qualified in its entirety by reference to the full text of the Performance Plan annexed to this Proxy Statement as Appendix B.

           The Performance Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors or a subcommittee of the Compensation Committee consisting solely of two or more "outside directors" of the Company as defined in the Code (the "Committee").

           The major provisions of the Performance Plan are as follows:

           Eligibility. Eligibility for participation in the Performance Plan is limited to executive officers of the Company who are selected in the sole discretion of the Committee. No person is automatically entitled to participate in the Performance Plan in any plan year. Because the Performance Plan has been designed solely to meet the requirements of the Code, it will be applicable only to annual incentive awards paid to those executive officers who are Covered Employees for that year and whose salary, bonus and other annual compensation (as set forth on the summary compensation table above) may exceed $1,000,000. Accordingly, the sole participant in the Performance Plan as selected by the Committee for the 1994 fiscal year, is the Chief Executive Officer. However, in future years, the Committee may select other Covered Employees to be eligible for participation under the Performance Plan if necessary to enable the Company to receive a full tax deduction for bonuses paid to them. The Company intends in 1994 to continue to compensate all of its executive officers, other than the Chief Executive Officer, under the compensation plans and policies described elsewhere in this Proxy Statement under the caption "Report of the Compensation and Stock Option Committee of the Board of Directors."

           Determination of Benefits. The Committee has designated for the Chief Executive Officer for 1994 and will, for each subsequent fiscal year, designate a performance goal for that fiscal year, based on the Company's Net Earnings, as defined below, for the fiscal year. While performance goals will normally consist of a targeted increase in Net Earnings, depending on the circumstances, a performance goal may consist of maintaining Net Earnings or limiting a reduction in Net Earnings, all as determined by the Committee in its discretion in any particular year. Subject to the absolute right of the Committee to decrease awards in its sole discretion, achievement of a performance goal will result in payment in the case of the Chief Executive Officer of 75% of salary for each fiscal year (the "target bonus") and if 130% or more of the performance goal is achieved, up to a maximum bonus equal to 150% of salary for such fiscal year (the "maximum bonus"). If and when other executive officers are selected to participate in the Performance Plan in the future, the Committee will designate the target and maximum bonuses for such participants but in no event will the target bonus exceed 75% of salary and the maximum bonus exceed 150% of salary. No bonus will be payable under the Performance Plan if less than 70% of the performance goal is achieved. Salaries of participants will not be adjusted during a fiscal year. Annual increases in salary to participants will not exceed 15% a year, except for material changes in responsibility of the participant, in which case the annual increase will not exceed 30%.

           For purposes of the Performance Plan, "Net Earnings" for a fiscal year is defined as the consolidated net earnings of the Company and its subsidiaries, determined in accordance with generally accepted accounting principles on a consistent basis, exclusive of (a) changes in accounting principles, (b) all extraordinary items of income and expense, (c) all material restructuring expenses, (d) the results of operations of acquisitions consummated during the fiscal year and (e) all material non-recurring and non-budgeted items of income and expense.

           The Committee has the discretion to reduce the amount of any award or to refuse to pay any award under the Performance Plan.

           Payment of Awards. All awards with respect to a fiscal year shall be paid at any time or from time to time between the first day and March 15 of the following fiscal year, provided that the Committee certifies achievement of the performance goals in accordance with the Performance Plan.

           Estimate of Benefits. The amounts that will be paid pursuant to the Performance Plan are not currently determinable. Had the Performance Plan been in effect in fiscal 1993 and had all of the Covered Employees been selected to participate in the Performance Plan in fiscal 1993, and assuming that the target and maximum bonuses for each such officer were 75% and 150% of salary, respectively, and that the Committee did not exercise its discretion to reduce any award, the amounts that would have been paid in accordance with the formula established pursuant to the Performance Plan and the maximum amounts that could have been paid had the maximum bonuses been paid in 1993 are each set forth below:



                                                         Maximum
Name and Position                  Dollar Value ($)    Dollar Value ($)

Alan G. Hassenfeld                   $  752,796          $1,309,210
 Chairman of the Board and
  Chief Executive Officer

Alfred J. Verrecchia                    408,994             711,294
 Chief Operating Officer-
  Domestic Toy Operations

George R. Ditomassi, Jr.                404,380             703,269
 Chief Operating Officer-
  Games and International

Barry J. Alperin                        345,846             601,389
 Vice Chairman
John T. O'Neill                         290,646             505,471
 Executive Vice President and
  Chief Financial Officer

Executive Group (constituting the
the Covered Employees named above)    2,202,662           3,830,633

Non-Employee Director Group                   0                   0
Non-Executive Officer Employee Group          0                   0

           The Committee believes, that had the Performance Plan been in effect in fiscal 1993, and had all of the Covered Employees been participants in the Performance Plan in fiscal 1993, the Committee would have exercised its discretion to reduce all such awards to the bonuses actually paid to these individuals as set forth in the summary compensation table above, although any future reduction in the amount of any award under the Performance Plan is solely at the discretion of the Committee and there is no assurance as to how the Committee will exercise such discretion in the future.

           Amendment and Termination of the Performance Plan. The Committee may amend, terminate or suspend the Performance Plan in whole or in part at any time except that no amendment for which shareholder approval is required either by the Code in order to assure the deductibility by the Company of payments payable under the Performance Plan or by other applicable law shall be effective without such shareholder approval having been obtained.

           The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for approval of the Performance Plan. Accordingly, both an abstention and a broker non-vote will in effect constitute a vote against the Performance Plan.

           The Board recommends a vote FOR the proposal to approve the Senior Management Annual Performance Plan.


             VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


Security Ownership of Certain Beneficial Owners


         The following table sets forth information, as of March 18, 1994, with respect to the ownership of the Common Stock (the only class of outstanding voting securities of the Company) by certain persons known by the Company to be the beneficial owners of more than 5% of such stock:


                                     Amount and Nature
    Name and Address                   of Beneficial    Percent of
    Beneficial Owner                   Ownership (1)      Class


 Alan G. Hassenfeld .................    8,025,973 (2)      9.1
   1027 Newport Avenue
   Pawtucket, RI 02862

 WARNER COMMUNICATIONS INC...........   12,057,561 (3)     13.7
   75 Rockefeller Center
   New York, NY 10019

 RUANE, CUNIFF & CO., INC............    6,340,058 (4)      7.2
   1370 Avenue of the Americas
   New York, NY 10019


_____________________________

(1) Based upon information furnished by each shareholder or contained in filings made with the Securities and Exchange
Commission.

(2) Includes 3,951,521 shares held as sole trustee for the benefit of his mother, 686,098 shares held as personal representative of the Estate of Stephen Hassenfeld, 368,599 shares held as sole trustee of a trust for Mr. Hassenfeld's benefit, and presently exercisable options to purchase 93,750 shares. Mr. Hassenfeld has sole voting and investment authority with respect to all shares except those described in the following sentence, as to which he
shares voting and investment authority.   Also includes 300,000
shares owned by The Hassenfeld Foundation, of which Mr. Hassenfeld is an officer and director, as to which shares Mr. Hassenfeld disclaims beneficial ownership, and 68,541 shares held as one of the trustees of a trust for the benefit of his mother and her grandchildren.

(3) These shares are owned by a wholly owned subsidiary of Time Warner Inc. ("Time Warner"). In December 1992, Time Warner sold in a public offering approximately $1.65 billion (principal amount at maturity) of Liquid Yield Option Zero Coupon - Senior Notes due 2012 ("LYONS"). Each LYON, whose original issue price was $292.04 and whose principal amount at maturity will be $1,000, is exchangeable at the option of the Holder for 7.301 shares of the Common Stock of the Company owned by Time Warner. Time Warner may elect to deliver cash in lieu of Common Stock to any LYON holder who elects to exchange a LYON for Common Stock. The LYONS are not redeemable, and no LYON holder may elect to cause Time Warner to repurchase any LYON, prior to December 17, 1997. Time Warner retains sole voting and investment authority over these shares.


(4) Ruane Cuniff & Co., Inc., a broker dealer and investment advisor, has the sole voting authority and shared investment authority as to 3,762,600 shares held by the Sequoia Fund, Inc. and sole investment authority but no voting authority as to 2,577,458 shares.

Security Ownership of Management

          The following table sets forth information, as of March 18, 1994, with respect to the ownership of the Common Stock (the only class of outstanding equity securities of the Company) by each director of the Company, each named executive officer and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment authority.

                                                            Percent
  Name of Director or Executive Officer (1)    Common          of
                                                Stock        Class

  Barry J. Alperin(2) ..................       104,433          *
  Alan R. Batkin........................           750          *
  George R. Ditomassi, Jr. (3)..........        68,338          *
  Harold P. Gordon......................           750          *
  Alex Grass(4) ........................        21,411          *
  Alan G. Hassenfeld(5) ................     8,025,973         9.1
  Sylvia K. Hassenfeld(6) ..............       338,196          *
  Claudine B. Malone....................           200          *
  James R. Martin ......................         6,450          *
  John T. O'Neill (7)...................        67,533          *
  Norma T. Pace ........................           690          *
  E. John Rosenwald, Jr.(8) ............        90,000          *
  Carl Spielvogel.......................        18,867          *
  Henry Taub ...........................         3,000          *
  Preston Robert Tisch..................         1,500          *
  Alfred J. Verrecchia(9)...............       263,025          *
  All Directors and Executive Officers as a
    Group (includes 26 persons)(10).....     9,219,827        10.4

_____________________________

 *   Less than one percent.

(1) Information in this table is based upon information furnished by each director and executive officer.

(2) Represents presently exercisable options granted under the Company's employee stock option plans.

(3) Includes presently exercisable options granted under the Company's employee stock option plans to purchase 56,166 shares.

(4) Does not include 7,500 shares owned by the spouse of Mr. Grass, as to which Mr. Grass disclaims beneficial ownership.

(5) See note (2) to the immediately preceding table.

(6) Includes 300,000 shares owned by The Hassenfeld Foundation, of which Mrs. Hassenfeld is an officer and director, and as to the shares of which she disclaims beneficial ownership. Does not include the shares of Common Stock held in trust for Mrs. Hassen-feld's benefit referred to in note (2) to the immediately preceding table.

(7) Includes presently exercisable options granted under the Company's employee stock option plans to purchase 66,033 shares.

(8) Does not include shares held by The Bear Stearns Companies Inc. in an investment account. Mr. Rosenwald is Vice Chairman of The
Bear Stearns Companies Inc.

(9) Includes presently exercisable options granted under the Company's employee stock option plans to purchase 185,616 shares. Does not include 67,500 shares owned by Mr. Verrecchia's spouse, 1,875 shares owned by one of Mr. Verrecchia's daughters, 1,350 shares owned by Mr. Verrecchia as trustee of a trust for another of his daughters and 525 shares owned directly by that daughter, and 1,350 shares owned by Mr. Verrecchia as trustee of a trust for a third daughter and 525 shares owned directly by that daughter, as to which in each case Mr. Verrecchia disclaims beneficial ownership.

(10) Includes 8,773,361 shares with respect to which all directors and executive officers as a group have sole voting and investment power, 446,466 shares with respect to which they have shared voting and/or investment power, and 842,848 shares purchasable by executive officers upon exercise of presently exercisable options granted under the Company's employee stock option plans.


Compliance with Section 16(a) of the Exchange Act

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by regulation promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

          To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the last fiscal year ended December 26, 1993, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.


                  RATIFICATION OF SELECTION OF AUDITORS

                            (Proposal No. 4)

          The Board, upon recommendation of the Audit Committee of the Board, has selected KPMG Peat Marwick, independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 25, 1994. KPMG Peat Marwick has acted as independent certified public accountants for the Company since 1964 and has advised that neither it nor any of its members has any direct financial interest or any material indirect financial interest in the Company or any of its subsi-diaries, nor any connection with the Company or any of its subsidi-aries during the past three years other than as an independent certified public accountant and in furnishing certain related services. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting, will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

       Proposal No. 4 is the ratification of such selection and the Board unanimously recommends that you vote FOR this proposal.

                             OTHER BUSINESS

          Management knows of no other matters that may be presented to the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment thereof, it is intended that Proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                     PROPOSALS BY HOLDERS OF COMMON STOCK

          Any proposal which a shareholder of the Company wishes to have considered for inclusion in the proxy statement and proxy relating to the Company's 1995 Annual Meeting must be received by the Company at its executive offices no later than December 5, 1994. The address of the Company's executive offices is 1027 Newport Avenue, Pawtucket, Rhode Island 02862.


                          FINANCIAL STATEMENTS

          A copy of the Annual Report of the Company for the fiscal year ended December 26, 1993 accompanies this Proxy Statement.


                          COST OF SOLICITATION

          The cost of soliciting Proxies in the accompanying form has been or will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for any attendant expenses.

          It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to mark, sign and date the enclosed Proxy and return it in the pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                              By Order of the Board of Directors


                                       Donald M. Robbins
                                          Secretary


Dated:  April 4, 1994
        Pawtucket, Rhode Island

                                                      Appendix A

                              HASBRO, INC.
              STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

SECTION 1 -- PURPOSE

     The purpose of the Stock Option Plan for Non-employee
Directors (the "Plan") is to attract and retain persons of exceptional ability to serve as members of the Board of Directors of Hasbro, Inc. (the "Company"), and to solidify the common interests of the Company's non-employee directors and shareholders in enhancing the value of the Company's common stock, par value
$.50 per share (the "Common Stock").

SECTION 2 -- ADMINISTRATION

     The Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors of the Company, or any successor committee thereof (the "Committee"). The Committee shall have responsibility finally and conclusively to interpret the provisions of the Plan and to decide all questions of fact arising in its application. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

SECTION 3 -- TYPE OF OPTIONS

     Options granted pursuant to the Plan shall be nonstatutory options which are not intended to meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 4 -- ELIGIBILITY

     Directors of the Company who are not employees of the Company or any subsidiary thereof ("Non-employee Directors") shall be eligible to participate in the Plan. Each Non-employee Director to whom stock options are granted shall be a participant
("Participant") under the Plan.

SECTION 5 -- SHARES AVAILABLE UNDER THE PLAN

     Subject to adjustment as provided in Section 10 below, an aggregate of 150,000 shares of Common Stock shall be available for issuance pursuant to the provisions of the Plan. Such shares may be authorized and unissued shares or may be shares issued and thereafter acquired by the Company. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in whole or in part, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan.


SECTION 6 -- AUTOMATIC GRANT OF OPTIONS

     (a) Each Non-employee Director in office at the Annual Meeting of Directors following the time the Plan is approved by the Company's shareholders pursuant to Section 7.7 hereof shall receive automatically and without further action by the Board of Directors or the Committee a grant of an option to purchase 5,000 shares of Common Stock in accordance with the provisions of Section 7, subject to adjustment as provided in section 10. Such grant shall be made as of the date of approval of the Plan by the Company's shareholders.

     (b) Each Non-employee Director who commences his or her service as a director after approval of the Plan by the Company's shareholders pursuant to Section 7.7 hereof shall receive automatically and without further action by the Board of Directors or the Committee a grant of an option to purchase 5,000 shares of Common Stock of the Company in accordance with the provisions of
Section 7, subject to adjustment as provided in section 10. Such grant shall be made as of the date of such Non-employee Director's commencement of service as a director of the Company.

SECTION 7 -- TERMS AND CONDITIONS OF OPTIONS

     7.1  EXERCISE OF OPTIONS.

     (a) Each option granted under the Plan shall be exercisable at the rate of 20% per year commencing on the first anniversary of the date of grant, subject to the provisions of Section 9 hereof.

     (b) Notwithstanding the provisions of paragraph (a) above, an option granted to any Participant shall become immediately exercisable in full upon the first to occur of:

          (1) The death of any Participant, in which case the option may be exercised by the Participant's executor or administrator, or if not so exercised, by the legatees or distributees of his or her estate or by such other person or persons to whom the Participant's rights under the option shall pass by will or by the applicable laws of descent and distribution;

          (2) Such time as the Participant ceases to be a director of the Company by reason of his or her permanent disability; or

          (3) Such time as the Participant ceases to be a director of the Company as a result of retirement from the Board of Directors on or after the Company's mandatory retirement age for directors then in effect.

     (c) In the event that the Participant ceases to be a director of the Company for any reason other than those specified in paragraph (b) above prior to the time a Participant's option becomes fully exercisable, the option will terminate with respect to the shares as to which the option is not then exercisable and all rights of the Participant to such shares shall terminate without further obligation on the part of the Company.

     (d) Options granted under the Plan shall expire ten years from the date on which the option is granted, unless terminated earlier in accordance with the Plan; provided, however, that in the event a Participant ceases to be a director of the Company by reason of death, disability or retirement, any option granted to such Participant hereunder shall expire three years from the date of the Participant's death, disability or retirement, but in no event, other than death, later than the day preceding the tenth anniversary of the date of the grant of such option.

     (e) In the event that the Participant ceases to be a director of the Company after his or her option has become exercisable in whole or in part, such option shall remain exercisable in whole or in part, as the case may be, in accordance with the terms hereof for a period of six months from the date the Participant ceases to be a director, but in no event later than the day preceding the tenth anniversary of the date of grant of such option.

        7.2  EXERCISE PRICE.

     The exercise price of each share of Common Stock subject to an option shall be 110% of the "Fair Market Value" of a share of Common Stock on the date the option is granted. "Fair Market Value" for purposes of the Plan shall mean the average of the high and low sales prices of the Common Stock as reported in The Wall Street Journal for American Stock Exchange Composite Transactions or similar successor consolidated transactions reports for the relevant date (or the comparable consolidated transaction reports for any other national securities exchange or for NASDAQ National Market Issues, if the Common Stock is admitted for trading or quotation on said exchange or market), or, if no sales of Common Stock were made on said exchange or market on that date, the average of the high and low prices of Common Stock as reported in said composite transactions report for the preceding day on which sales of Common Stock were made on said exchange or market. If the Common Stock is not then trading on an exchange or quoted in NASDAQ National Market Issues, then Fair Market Value shall be the mean between the bid and asked prices for the relevant over-the-counter transaction on such date or the preceding day on which sales of Common Stock were made over-the-counter. Notwithstanding the foregoing, for purposes of valuing shares delivered to the Company by a Participant in payment of the exercise price of an option and shares delivered or withheld in payment of applicable tax withholding, if the Participant sells, on a national securities exchange, or on NASDAQ or over-the-counter, the shares acquired on the same day as the date of exercise, the "Fair Market Value" of the shares so delivered or withheld shall be the actual sales price of the shares so sold. Under no circumstances shall Fair Market Value be less than the par value of the Common Stock.

        7.3  PAYMENT OF EXERCISE PRICE; TAX WITHHOLDING

     (a) Subject to the terms and conditions of the Plan and the documentation of the options pursuant to Section 7.5 hereof, an option granted hereunder shall, to the extent then exercisable, be exercisable in whole or in part by giving written notice to the Company stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares; provided, however, that there shall be no such exercise at any one time as to fewer than one hundred (100) shares or all of the remaining shares then purchasable by the person or person exercising the option, if fewer than one hundred (100) shares.

     (b) Options granted under the Plan may be paid for by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or by delivery to the Company of shares of Common Stock already owned by the Participant having a Fair Market Value equal in amount to the exercise price of the option being exercised or by any combination of such methods of payment.

     (c) The Participant shall pay the Company an amount sufficient to cover withholding required by law for any federal, state, local or foreign taxes in connection with an exercise of options herewith. The Committee may permit a Participant to deliver shares of Common Stock or permit the Participant to direct the Company that shares of Common Stock be withheld to satisfy required tax withholding and such shares shall be valued at the Fair Market Value as of the exercise date and the Committee shall determine the timing and other terms and conditions in which the use of shares of Common Stock to satisfy tax withholding may take place.

        7.4  RIGHTS AS A SHAREHOLDER.

     Except as specifically provided by the Plan, the grant of an option will not give a Participant rights as a shareholder. The Participant will obtain such rights, subject to any limitations imposed by the Plan, upon actual receipt of the certificate or certificates representing the Common Stock.

        7.5  DOCUMENTATION OF OPTION GRANTS.

     Option grants shall be evidenced by written instruments prescribed by the Committee from time to time. The instruments may be in the form of agreements to be executed by both the Participant and the Company or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which will evidence agreement to the terms of the grant.


        7.6  NONTRANSFERABILITY OF OPTIONS.

     No option granted under the Plan shall be assignable or transferable by the Participant to whom it is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. During the life of the Participant, the option shall be exercisable only by such person (or in the event of incapacity, by the person or persons properly appointed to act on his or her behalf).

        7.7  APPROVALS.

     The effectiveness of the Plan and of the grant of all options is subject to the approval of the Plan by the affirmative vote of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at a meeting of the shareholders at which the Plan is presented for approval.

     The Company's obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of the Common Stock.

        SECTION 8 -- REGULATORY COMPLIANCE AND LISTING

     (a) The issuance or delivery of any shares of stock subject to exercisable options hereunder may be postponed by the Committee for such period as may be required to comply with any applicable requirements under Federal securities laws, any applicable listing requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or any rule of any national securities exchange.

     (b) No discretion concerning decisions regarding the Plan shall be afforded to a person who is not a "disinterested person" within the meaning of Section 16 of, and Rule 16b-3 promulgated under, the Securities Exchange Act of 1934, as amended (the "1934 Act"). Section 4 and 6 hereof shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. Should any provision of this paragraph require modification or be unnecessary to comply with the requirements of
Section 16 of Rule 16b-3 under, the 1934 Act, the Committee may waive such provision and/or amend this Plan to add to or modify the provisions hereof accordingly.

        SECTION 9 -- CHANGE IN CONTROL

     Notwithstanding anything to the contrary in the Plan, the following shall apply to all outstanding options granted under the
Plan:

     (a) Definitions -- The following definitions shall apply to this Section:

        A "Change in Control" shall mean:

     A. The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (i) the then outstanding shares of Common Stock of the Company (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company or any of its subsidiaries, (ii) any acquisition by the Company or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries,
(iv) any acquisition by Alan or Sylvia Hassenfeld, members of their respective immediate families or heirs of Alan or Sylvia Hassenfeld or of any member of their respective immediate families, the Sylvia Hassenfeld Trust, the Merrill Hassenfeld Trust, the Alan Hassenfeld Trust, the Hassenfeld Foundation, any trust or foundation established by or for the primary benefit of any of the foregoing or controlled by one or more of any of the foregoing or any affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the 1934 Act) of any of the foregoing or (v) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be;

     B. Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; or

     C. Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation, with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power for the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be.

     "CIC Price" shall mean the higher of (1) the highest price paid for a share of Common Stock in the transaction or series of transactions pursuant to which a Change in Control of the Company shall have occurred, or (2) the highest reported sales price of a share of Common Stock during the 60 day period immediately preceding the date upon which the event constituting a Change in Control shall have occurred.

        (b)  Acceleration of Vesting and Payment of Stock Options.

     (1) Upon the occurrence of an event constituting a Change in Control, all stock options outstanding on such date shall become 100% vested and shall be paid in cash to the Participant as soon as may be practicable. Upon such payment, such stock options shall be cancelled.

     (2) The amount of cash to be paid shall be determined by multiplying the number of such options by the difference between the exercise price per share and the CIC Price, if higher.

     (3) Notwithstanding the foregoing subsections (1) and (2), unless the Committee shall determine otherwise, all options which have been outstanding less than six months (or such other period as may then be required by Rule 16b-3) upon the occurrence of a Change in Control shall become 100% vested but shall not be cancelled until the day following the date that the Participant ceases to be a director of the Company (the "Post-Termination Date"), and for purposes of determining payment upon such cancellation, the Fair Market Value on the Post-Termination Date shall be used in lieu of the CIC Price.

     (4)  Notwithstanding the foregoing subsections (1), (2) and
(3), if the exercise price of a stock option exceeds the CIC Price or the Fair Market Value on the Post-Termination Date, as the case may be, such stock option shall be 100% vested but shall not be cancelled.

        SECTION 10 -- ADJUSTMENT IN EVENT OF CHANGES IN
                                    CAPITALIZATION

     In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capitalization, or other distribution with respect to holders of the Common Stock (other than normal cash dividends), automatic adjustment shall be made in the number and kind of shares as to which outstanding options or portions thereof then unexercised shall be exercisable and in the available shares set forth in
Section 5 hereof, to the end that the proportionate interest of the option holder shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share. Automatic adjustment shall also be made in the number and kind of shares subject to options subsequently granted under the Plan.

        SECTION 11 --  NO RIGHT TO REELECTION

     Nothing in the Plan shall be deemed to create any obligation on the part of the Board of Directors to nominate any Non-employee Director for reelection by the Company's shareholders, nor confer upon any Non-employee Director the right to remain a member of the Board of Directors for any period of time, or at any particular rate of compensation.

        SECTION 12 -- AMENDMENT AND TERMINATION

     (a) Except as provided in Section 8(b), the Board of Directors, upon the recommendation of the Committee, shall have the right to amend, modify or terminate the Plan at any time and from time to time; provided, however, that unless required by law, no such amendment or modification shall (a) affect any right or obligation with respect to any grant theretofore made; (b) in any manner affect the requirements set forth in Section 8(b) hereof; or
(c) unless previously approved by the shareholders, increase the number of shares of Common Stock available for grants as provided in Section 5 hereof other than an adjustment pursuant to Section 10 hereof. In addition, no such amendment shall, unless previously approved by the shareholders (where such approval is necessary to satisfy then applicable requirements of federal securities laws, the Code or rules of any stock exchange on which the Company's Common Stock is listed) (i) in any manner affect the eligibility requirements set forth in Section 4 hereof, (ii) increase the number of shares of Common Stock subject to any option, (iii) change the purchase price of the shares of Common Stock subject to any option, (iv) extend the period during which options may be granted under the Plan, or (v) materially increase the benefits to Participants under the Plan.

     (b) Unless earlier terminated by the Board of Directors, the Plan shall terminate on December 31, 2004; provided, however, that options which are granted on or before this date shall remain exercisable in accordance with their respective terms after the termination of the Plan.

        SECTION 13 -- SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and permitted assigns of a Participant, including but not limited to, the estate of such Participant and the executor, administrator or trustee of such estate, the guardian or legal representative of the Participant.

        SECTION 14 -- GOVERNING LAW

     The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the State of Rhode Island and applicable Federal law.

                                                   Appendix B


                              HASBRO, INC.

                        Senior Management Annual
                            Performance Plan


        Section 1. Purpose. The purpose of Hasbro, Inc. Senior Management Annual Performance Plan (the "Plan") is to promote the interests of Hasbro, Inc. (the "Company") and its shareholders by providing incentive to participating senior executive officers of the Company to make significant contributions to the performance of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company.

        Section 2. Term. The Plan shall be effective as of the first day of the Company's 1994 fiscal year (the "Effective Date"), subject to shareholder approval of the Plan at the Company's 1994 Annual Meeting of Shareholders, and shall also be applicable for all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 10, subject to any future shareholder reapproval requirements of the Internal Revenue Code of 1986, as amended (including without limitation Section 162(m) thereof, and the rules and regulations (including any then current proposed and/or transitional rules or regulations) promulgated thereunder by the Internal Revenue Service (collectively the "Code").

        Section 3. Coverage. For purposes of the Plan, the term "Participant" shall mean each executive officer of the Company selected by the Compensation and Stock Option Committee of the Board of Directors or a subcommittee thereof, in each case consisting solely of two or more "outside directors", as defined in the Code (the "Committee"), with respect to such fiscal year.

        Section 4. Performance Goals. The Committee shall designate, within the time period required by the Code, a performance goal under the Plan for each fiscal year (the "Performance Goal"). The Performance Goal shall be based on the Company's Net Earnings (as defined in Section 6 below) for the fiscal year. While Performance Goals will usually consist of a targeted increase in Net Earnings, depending on the circumstances, a Performance Goal may consist of maintaining Net Earnings or limiting a reduction in Net Earnings, all as determined by the Committee in its discretion in any particular year.

        Section 5.  Performance Award Levels.  Subject to Section
7 hereof, achievement of a Performance Goal will result in a payment of, in the case of the Chief Executive Officer, 75% of salary (which shall include all amounts deferred by the executive into the Company's Savings Plan or any successor plan) for the fiscal year (the "Targeted Performance Award"). In the case of other executive officers selected by the Committee as eligible to participate in the Plan, the Committee shall designate the percentage of salary that shall constitute the Targeted Performance Award for each such Participant but in no event will such percentage exceed 75% of salary. No payment under the Plan shall be made if less than 70% of the Performance Goal is achieved. If 130% or more of the Performance Goal is achieved, the Participant may receive a maximum payment equal to 200% of the Targeted Performance Award, i.e. 150% of salary for such fiscal year (the "Maximum Bonus"). The percent of the Targeted Performance Award payable for the achievement of between 70% and 130% of the Performance Goal shall be determined by the Committee within the time period required by the Code for each fiscal year. In no event shall the salary of any Participant be increased during a fiscal year. Annual increases in salary of any Participant shall be limited to no more than 15% except that in the case of a material increase in responsibility of such Participant, the annual increase in salary shall not exceed 30%.

        Section 6. Net Earnings. For purposes of this Plan, "Net Earnings" for a fiscal year shall be the consolidated net earnings of the Company and its subsidiaries, determined in accordance with generally accepted accounting principles applied on a consistent basis, exclusive of (a) changes in accounting principles, (b) all extraordinary items of income and expense, (c) all material restructuring expenses, (d) the results of operations of acquisitions consummated during the fiscal year and (e) all material non-recurring and non-budgeted items of income and expense.

        Section 7. Administration and Interpretation. The Plan shall be administered by the Committee, which shall have the sole authority to select Participants under the Plan and to make rules and regulations for the administration of the Plan. In making any determinations under the Plan, the Committee shall be entitled to rely on reports, opinions or statements of officers or employees of the Company and its affiliates as well as those of counsel, public accountants and other professional or expert persons. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive, and the Committee shall have the full power and authority in its sole discretion to reduce, or to refuse to make (but not to increase), any payment payable as a result of the achievement of at least 70% of a Performance Goal.
No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

           Section 8. Certification of Achievement of Performance Goals. Provided that the Code so requires, the Committee shall, prior to any payment under the Plan, certify in writing the extent, if any, of achievement of Performance Goals for each Participant. For purposes of this Section and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as a written certification.

        Section 9. Payment of Awards. Payment under the Plan with respect to a fiscal year may be made at any time or in installments from time to time between the first day and March 15 of the next fiscal year at the discretion of the Committee.

        Section 10. Amendment or Termination. The Committee may from time to time amend the Plan in any respect or terminate or suspend at any time the Plan in whole or in part, provided that no such amendments that may require shareholder approval (a) to assure the deductibility by the Company of payments payable under the Plan under the Code or (b) under any other applicable law, shall be effective without such shareholder approval having been obtained.

        Section 11. No Assignment. The rights hereunder, including without limitation rights to receive any payment, shall not be sold, assigned, transferred, encumbered or hypothecated by a Participant (except by testamentary disposition or intestate succession), and during the lifetime of any Participant any payment shall be payable only to such Participant.

        Section 12. The Company. For purposes of this Plan, the "Company" shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated, or which acquires substantially all of the assets of the Company, or which otherwise succeeds to its business.

        Section 13. No Right to Participation. Nothing in the Plan shall be deemed to create any obligation on the part of the Committee to select any executive officer of the Company as a Participant, nor confer upon any Participant in the Plan the right to remain a participant in the Plan for any subsequent fiscal year.

        Section 14. Governing Law. The validity, construction and effect of the Plan and any action taken or relating to the Plan shall be determined in accordance with the laws of the State of Rhode Island and applicable Federal law.